SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G
                               (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO 13d-2(b)*

                     Nucentrix Broadband Networks, Inc.
                              (Name of Issuer)


                                Common Stock
                       (Title of Class of Securities)

                                 670198100
                               (CUSIP Number)


                             Richard Reiss, Jr.
                           Georgica Advisors LLC
                        1114 Avenue of the Americas
                             New York, NY 10036
                                212-277-5600
    (Name, Address and Telephone Number of Person Authorized to Receive
                        Notices and Communications)


                               April 13, 1999

          (Date of Event which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

      ( )  Rule 13d-1(b)
      (X)  Rule 13d-1(c)
      ( )  Rule 13d-1(d)

 _________________________
      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



 CUSIP No. 670198100                 13G           Cover Page 1 of 2

 ----------------------------------------------------------------------------
 (1)   NAME OF REPORTING PERSON   Georgica Advisors LLC

        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        I.R.S. # 13-3915210
 ----------------------------------------------------------------------------
 (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                       (a)  ( )
                                                       (b)  ( )

 ----------------------------------------------------------------------------
 (3)  SEC USE ONLY

 ----------------------------------------------------------------------------
 (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
 ----------------------------------------------------------------------------
                                     (5)  SOLE VOTING POWER
     NUMBER OF                            0
      SHARES                         ----------------------------------------
   BENEFICIALLY                      (6)  SHARED VOTING POWER
     OWNED BY                             651,832
      EACH                           ----------------------------------------
    REPORTING                        (7)  SOLE DISPOSITIVE POWER
     PERSON                               0
     WITH                            ----------------------------------------
                                     (8)  SHARED DISPOSITIVE POWER
                                          651,832

 ----------------------------------------------------------------------------
 (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON        651,832
 ----------------------------------------------------------------------------
  (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                      (  )
 ----------------------------------------------------------------------------
  (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)    6.51%

 ----------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*
           OO
 -----------------------------------------------------------------------------


 CUSIP No. 670198100                 13G           Cover Page 2 of 2

 -----------------------------------------------------------------------------
 (1)   NAME OF REPORTING PERSON    Richard Reiss, Jr.

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

 -----------------------------------------------------------------------------
 (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)  ( )
                                                                 (b)  ( )
 -----------------------------------------------------------------------------
 (3)  SEC USE ONLY

 -----------------------------------------------------------------------------
 (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S. citizen
 -----------------------------------------------------------------------------
                                     (5)  SOLE VOTING POWER
     NUMBER OF                            0
      SHARES                         -----------------------------------------
   BENEFICIALLY                      (6)  SHARED VOTING POWER
     OWNED BY                             651,832
     EACH                            -----------------------------------------
   REPORTING                         (7)  SOLE DISPOSITIVE POWER
    PERSON                                0
     WITH                            -----------------------------------------
                                     (8)  SHARED DISPOSITIVE POWER
                                          651,832

 -----------------------------------------------------------------------------
 (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON        651,832
 -----------------------------------------------------------------------------
 (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                      (  )
 -----------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)    6.51%

 ----------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*
       IN
 -----------------------------------------------------------------------------



 ITEM 1(A).  NAME OF ISSUER:

             Nucentrix Broadband Networks, Inc. (the "Issuer").

 ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             200 Chisholm Place, Suite 200, Plano, TX  75075

 ITEM 2.     NAMES OF PERSONS FILING:

             1. Georgica Advisors LLC, a Delaware limited liability company ("Georgica").
             2.  Richard Reiss, Jr.

 ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             1114 Avenue of the Americas, New York, NY 10036 (in each case).

 ITEM 2(C).  CITIZENSHIP:

             Georgica: Delaware      Richard Reiss, Jr.: U.S. citizen

 ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
             Common Stock

 ITEM 2(E).  CUSIP NUMBER:
             670198100

 ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a)  ( )  Broker or dealer registered under Section 15 of the Exchange
                Act;
      (b)  ( )  Bank as defined in Section 3(a)(6) of the Exchange Act;
      (c) ( ) Insurance company as defined in Section 3(a)(19) of the Exchange Act;
      (d) ( ) Investment company registered under Section 8 of the Investment Company Act;
      (e)  ( )  An investment adviser in accordance with Rule 13d-
                1(b)(1)(ii)(E);
      (f) ( ) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
      (g) ( ) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
      (h) ( ) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
      (i) ( ) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
      (j)  ( )  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. (X)


 ITEM 4.   OWNERSHIP.

           See Sections 5-9 and 11 of each cover page.


 ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

 ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Georgica manages investments for several individual investors and private investment funds, none of whom beneficially owns more than 5% of the Issuer's Common Stock. Richard Reiss, Jr. is the managing member of Georgica.

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

 ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

 ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

 ITEM 10(B). CERTIFICATIONS.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.



                                 SIGNATURE

 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 Dated: June 15, 1999               GEORGICA ADVISORS LLC


                                    By:  /x/ Richard Reiss, Jr.
                                         ---------------------------
                                    Name:  Richard Reiss, Jr.
                                    Title: Managing Member


                                    /x/ Richard Reiss, Jr.
                                    ---------------------------------
                                    Name: Richard Reiss, Jr.



                                                                  EXHIBIT A


      Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Georgica Advisors LLC, a Delaware limited liability company, and Richard Reiss, Jr. hereby agree that the Schedule 13G filed by each of them together with respect to the common stock of Nucentrix Broadband Networks, Inc. on June 15, 1999 pursuant to Rule 13d-1(c) of the Exchange Act is filed on behalf of each of them.



 Dated: June 15, 1999               GEORGICA ADVISORS LLC



                                    By:  /x/ Richard Reiss, Jr.
                                         --------------------------
                                    Name:  Richard Reiss, Jr.
                                    Title: Managing Member



                                     /x/ Richard Reiss, Jr.
                                     ------------------------------
                                     Name: Richard Reiss, Jr.